MUSIC SECTOR AGREEMENT FOR THE PROVISION OF PREMIUM RATE TELEPHONE SERVICES, PREMIUM TEXT SERVICES

This Agreement is dated May 25, 2005 and is between TP Corporation, a Massachusetts corporation, trading as g8wave ("g8wave"), and the band known as Metallica ("Artist"). The Agreement sets forth the terms and conditions pursuant to which the Artist will provide g8wave with certain creative elements and rights with regard to the Artist, and g8wave will provide certain services that allow the Artist to receive Premium Rate Service voice telephone services (PRS) and Premium SMS text messages (PSMS) via a mobile telephone network, all as more specifically set forth herein.

DEFINITIONS

As used in this Agreement:

Party	means g8wave or the Artist, and the term *Parties* means g8wave and the Artist;
Commencement Date	means the date of this Agreement;
Intellectual Property Rights	means all copyrights (including but not limited to rights in computer software), patents, trademarks, trade secrets, registered and unregistered design rights, database rights and topography rights, all rights to bring an action for passing off, all rights to apply for protection in respect of any of the above rights and all other forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world;
Network	means a fixed mobile telephone network; *Network Operator* means any company that owns and operates a Network; *Network Operator Contract* means the contract which g8wave has entered into with each Network Operator;
Services	means the services described in Schedule A;
Revenue Share Payment	means the amount payable to the Artist hereunder as calculated in accordance with Schedule B;
Content	means content specifically described in Schedule A;
Metallica Outlets	means any marketing, product or promotional outlets under Metallica's sole or majority control or direct influence where the Services can be promoted and marketed, e.g. the Artist's website(s), tickets, fan club, email lists, concert venues, CD/DVD covers, promotional products, merchandise, appearances, etc;
Phoenix Outlets	means any marketing, product or promotional outlets under the Phoenix Media/Communications Group's control or direct influence where the Services can be promoted and marketed, e.g. the Phoenix newspapers, radio stations, magazines, websites, events, etc.;
Data	means information in the Artist's database, including g8wave reports for CRM purposes and for expansion of the Artist's database, and content created or compiled by g8wave relating to the Services

provided hereunder, other than content licensed to g8wave by, or purchased by g8wave from, a party other than the Artist.

PRS means premium rate telephone service on a Network providing audio information or entertainment including the provision of a product the charges for which are assessed on the basis of completion of the call and for which the caller pays a per-call or per-time interval charge greater than or in addition to the customary cost of telecommunications transmission charges.

PSMS means premium-rate short messaging service on a Network providing information or entertainment including the provision of a graphic or audio media product the charges for which are assessed on the basis of the delivery of a Mobile Terminated text (data) message at the request of the mobile subscriber and for which the subscriber pays a per-message charge greater than or in addition to the customary cost of mobile data transport and delivery.

1 Geographic Regions

1.1 This Agreement relates to Services to be provided throughout the world, subject to section 1.2. g8wave shall provide the Services initially in North America and various countries of the European Union, including without limitation Germany, the United Kingdom and Ireland. Subject in each case to any required governmental or regulatory approvals, g8wave shall use reasonable commercial efforts to provide the Services in the following areas of the world within a reasonable period following the date of this Agreement: South America, Asia and the balance of all countries of the European Union, but no later than one (1) year following the Commencement Date in at least eight (8) of the following eleven (11) countries: Germany, United Kingdom, France, Sweden, Denmark, Norway, Finland, Italy, Spain, Poland, Holland. g8wave shall provide the Artist with quarterly updates on the status of providing the Services in such areas.

1.2 As telephone services and text services are requested by the Artist in any geographic region of the world, g8wave will have the first option to provide these services to the Artist. Local network infrastructure, PRS, PSMS premium billing and price point availability will determine the viability of such geographic regions for the Services. If g8wave declines to, is unable to or does not, provide the Services in a particular geographic market required by the Artist within ninety (90) days (or, so long as g8wave at the expiration of ninety (90) days is actively pursuing appropriate arrangements to provide the Services but is not yet able to do so, then within one hundred fifty (150) days) following receipt of written notice from the Artist, the Artist (or any party that the Artist authorizes), will be free thereafter to develop and operate any services over any Network in the specified geographic region through a different party.

2 Term and Termination

2.1 This Agreement will commence on the Commencement Date and continue for a period of three (3) years, unless terminated earlier under Sections 2.2, 2.3, 11.7, Schedule B, Section 8 or any other provision providing termination rights (the "Term").

2.2 Notwithstanding the foregoing, this Agreement may be terminated by either Party (a) immediately if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any comparable proceeding that is not dismissed within sixty (60) days of filing, or (b) upon thirty (30) days' written notice by the terminating Party if the other Party breaches any of the material terms and conditions contained in this Agreement.

2.3 Furthermore, this Agreement may be terminated by the Artist at any time during the Term, upon ninety (90) days' notice in the event that Brad Mindich ceases to be involved with g8wave or is no longer able to serve as a point person for Metallica.

3 Services

3.1 g8wave shall provide the Services and perform the other obligations set forth on Schedule A and Schedule A-1.

3.2 g8wave shall be the exclusive vendor to the Artist during the Term for PRS and PSMS solely with respect to (i) spoken word or other non-musical, audio-only content created by the Artist and featuring the voice(s) of member(s) of the Artist, (ii) the Exclusive Images (as defined in Schedule A) and (iii) Band Data or another text-based report substantially and materially similar to Band Data (collectively or individually, "Exclusive Content Categories"). Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement and this provision shall not in any way restrict or limit the Artist, the Artist's record company, the Artist's music publisher, the Artist's merchandiser or any licensee or designee of the Artist (or anyone on behalf of the foregoing parties) ("Artist Parties") from using any content, data, image or information concerning the Artist (or embodying the Artist's services) for PRS and PSMS (including, without limitation, any content, data, image or information that may be included within the Exclusive Content Categories, but specifically excluding the Exclusive Images and the Voice Recordings delivered hereunder) solely for purposes of advertising, marketing or promoting the Artist or any recordings, products or services of or concerning the Artist ("Artist Activities"). The Artist Parties shall have the right to produce, conduct and perform the Artist Activities.

4 Fees and Payments

4.1 g8wave shall pay and account to the Artist for the Revenue Share Payments on a quarterly basis during the Term of this Agreement and in accordance with Schedule B. Due to delays in reporting and accounting from the Network Operator to g8wave, quarterly payments may not reflect revenue received by the relevant Network Operator less than five (5) business days prior to the issuance by g8wave of such payment. g8wave shall provide a separate accounting with respect to any Content where a party other than the Artist is entitled to receive any revenue or royalty for the use of such Content in connection with the Services. Upon the written request of the Artist, g8wave shall permit an independent public accountant selected by the Artist to have access, during normal business hours and upon not less than five (5) business days prior written notice, to such records of g8wave as may be reasonably necessary to verify the accuracy of the Revenue Share Payments described herein in respect of any accounting statement rendered to the Artist not more than three (3) years prior to the date of such request. All such verifications shall be conducted at the Artist's expense and not more than once in each calendar year. The Artist agrees that all information subject to review under this provision is confidential and that the Artist shall cause its representative to retain all such information in confidence.

4.2 In addition to the Revenue Sharing Payments provided under Section 4.1, g8wave hereby grants to the Artist a right (the "SAR"), subject to the terms and conditions specified in Schedule C, to share in any appreciation in the value of g8wave.

5 Intellectual Property Rights

5.1 Subject to the terms and conditions hereof, the Artist hereby grants to g8wave an exclusive license to reproduce, use, market and sell throughout the world during the Term of this Agreement, solely through the Services, the Content.

5.2 This Agreement does not operate as an assignment or transfer by either Party to the other of any copyright, registered design, trademark or any other Intellectual Property Rights of

whatever nature, and the Parties acknowledge that each Party will retain exclusive ownership of its own Intellectual Property Rights.

6 Limitations of Liability

6.1 g8wave shall not be liable to the Artist for any liabilities, actions, proceedings or claims, costs, demands or losses ("Claims") arising due to any errors or omissions in the Services caused by a fault in the Network, access to the Network or conduct of a Network Operator, unless caused by g8wave's gross negligence or wilful misconduct.

6.2 Neither Party shall be liable in contract, tort (including but not limited to negligence) or otherwise for the loss (whether direct or indirect) of profits, business or anticipated savings, even when advised of the possibility, or for any indirect or consequential loss whatsoever.

7 Warranties and Indemnity

7.1 g8wave warrants that it has the right to enter into this Agreement and to provide the Services and that it will provide the Services in compliance with applicable law and the regulations of any governmental regulatory body regulating telephone disclosure and dispute resolution to which it is subject. The Services will not infringe the Intellectual Property rights of any third party.

7.2 The Artist warrants to g8wave that it has the right to enter into this Agreement, that it has all copyrights and licences with respect to the Content necessary to allow g8wave to provide the Services on behalf of the Artist without infringing any copyright or license, and that it will use the Services in compliance with applicable law and the regulations of any governmental regulatory body regulating telephone disclosure and dispute resolution to which it is subject.

7.3 Each Party shall indemnify and hold harmless the other from and against any third party Claims arising out of, relating to or resulting from any breach by the indemnifying Party of any of the warranties set forth in Sections 7.1 and 7.2.

7.4 g8wave shall indemnify and hold harmless the Artist from and against any Claims arising out of, relating to or resulting from g8wave providing the Services, except to the extent attributable to the Artist's gross negligence or wilful misconduct or to a breach by the Artist of the warranties set forth in Section 7.2.

7.5 The indemnified Party shall notify the indemnifying Party of a Claim pursuant to the provisions of Section 7.3 or 7.4. The indemnifying Party shall have the right to defend the Claim at its own expense, with counsel of its choice, and shall have the right to control the defense thereof. The indemnified Party shall not have the right to settle any Claim without the indemnifying Party's written consent, which consent shall not be unreasonably withheld or delayed.

8 Confidentiality

8.1 During and for two (2) years after the termination or expiration of this Agreement, each Party shall keep confidential and not use or disclose, and shall cause it employees and agents and representatives to keep confidential and not use or disclose, any Confidential Information (as defined in section 8.2) of the other Party, except to the extent:

i. the Confidential Information was already lawfully known, or becomes lawfully known, independently by the Party receiving the Confidential Information;

ii. the Confidential Information is in, or comes into, the public domain other than due to wrongful use or disclosure by the Party receiving the Confidential Information;

iii. use of the Confidential Information is necessary to carry out this Agreement;

iv. disclosure of the Confidential Information is required by law or for the purpose of assisting any civil or criminal investigation or for the purposes of assisting or advising a regulatory body.

8.2 As used in this Agreement, Confidential Information means any proprietary non-public information of a Party.

9 Data

9.1 The Artist shall own and have access to the Data at all times.

10 Notices

10.1 To give notice under this Agreement, a letter must be delivered by hand, or sent by pre-paid first class registered post to the address for each Party set forth below or to any other address given by a Party to the other in writing or sent by facsimile. A notice delivered by hand will be deemed to be received when delivered, a notice sent by first-class registered post will be deemed to be received forty-eight (48) hours after posting and a notice sent by facsimile will be deemed to be received upon receipt of electronic confirmation by the sender if during normal business hours of the recipient or otherwise the next business day.

11 General

11.1 This Agreement embodies the entire Agreement of the Parties with respect to its subject matter and once signed by both Parties supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter.

11.2 Nothing in this Agreement shall be deemed to constitute a partnership or any employment relationship between the Parties, nor shall anything in this Agreement be deemed to constitute one Party the agent of the other for any purpose.

11.3 Neither Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

11.4 No failure or delay by either Party to exercise any right or remedy shall be construed or operate as a waiver to that right of remedy.

11.5 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to principles of conflicts of laws.

11.6 Each provision of this Agreement is severable. In the event that any provision of this Agreement is found to be invalid, void or for any reason unenforceable, then that provision shall have no effect to the extent of such illegality but such finding shall not affect or invalidate the remainder of this Agreement that otherwise shall remain in full force and effect.

11.7 Any delay in or failure by either Party under this Agreement will not be considered a breach of this Agreement to the extent such delay or failure is caused solely by any occurrence beyond the reasonable control of such Party, including but not limited to acts of God, power outages, fire and governmental restrictions, provided, however, that, if such delay or failure continues for more than three (3) months, this Agreement may be terminated by either Party thereafter upon five (5) days' prior written notice to the other Party.

12 Advisory Board

12.1 g8wave shall establish an Advisory Board of g8wave and shall include among its members during the Term, or if longer, for so long as the SAR remains outstanding, Cliff Burnstein or Peter Mensch of QPrime (or, if either is unavailable, another representative of QPrime selected by these individuals and reasonably acceptable to g8wave) and Robert Pfeifer.

Artist:

By: [signature] o/b/o Metallica
Its

Address: QPrime
729 7th Ave.
New York, NY 10019

TP CORPORATION d/b/a g8wave:

By: [signature]
Its Chief Executive Officer

Address:

126 Brookline Avenue
Boston, MA 02215
U.S.A.

The undersigned, The Boston Phoenix Trust, a Massachusetts business trust, hereby guarantees the performance by TP Corporation of its obligations hereunder.

THE BOSTON PHOENIX TRUST

By: [signature]
Bradley M. Mindich
Executive Vice President

Schedule A
Services and Content

Services Definition and Obligations:

The services ("Services") will be based around engaging consumers (e.g., fans of the Artist) and supplying Content by and about the Artist using PRS and PSMS. The Services will allow the Artist to receive PRS telephone calls and PSMS embodying Content via the Network from, and send PRS telephone calls and PSMS embodying Content via the Network to, the Artist's fans and other PRS and PSMS users. The Services will allow PRS and PSMS users on a Network to have access to the Content. g8wave shall enter Network Operator Contracts with the major Network Operators in the territories set forth in Section 1 of this Agreement and g8wave shall have access to, and shall provide the Services on, the Network during the Term. All Content intended to be used in the Services will be subject to the Artist's prior written approval. g8wave shall include in the Services all Content that is approved by the Artist, except that g8wave may reject Content that, in g8wave's reasonable judgment, is unsuitable for use under the standards of the applicable Network Operator.

Content Definition and Obligations:

The content ("Content") shall be the Voice Recordings (defined below), the Images (defined below) and the Band Data (defined below). For the avoidance of doubt, the Content shall not include any musical material and any games. During the term of this Agreement the Artist shall provide (at g8wave's expense, if the item is specifically requested by g8wave) and license for use as described herein, not fewer than thirty-six (36) images per year related to the Artist which may include still photos, video images and logos for use as screensavers ("Images"), but only twelve (12) of which (as chosen by the Artist) will be exclusive to the Services and to PRS and PSMS provided by g8wave (the "Exclusive Images"); and at least ten (10) minutes per month of spoken word or other audio content related to the Artist or the Artist's activities ("Voice Recordings"); and a periodic tour report consisting of at least one page of text per month (which may be provided as a series of shorter text reports aggregating at least one page of text per month) during an Artist tour (e.g., tour diary, tour schedules, updates and promotional announcements) or a similar report concerning the Artist's activities when the Artist is not conducting a tour (e.g., news) from which a text-based service can be devised for PSMS use ("Band Data"). The Artist shall provide g8wave with not fewer than twelve (12) Images and twenty (20) minutes of Voice Recordings within two (2) months of the Commencement Date (or date of signing this Agreement, if later). For purposes of determining the Artist's compliance thereafter with its obligation to supply Content to g8wave, Voice Recordings and Band Data may be interchanged at the ratio of one (1) minute of Voice Recordings = one (1) page of Band Data to the extent mutually agreeable to the Artist and g8wave. The Artist may, at its discretion, designate one or more agents to produce and facilitate the Content (e.g., no Artist member is required to write and produce the Band Data and a fan club member could do such). Any costs for converting, formatting or otherwise reconfiguring Content, any costs incurred in providing the Services and marketing and promoting the Services, and any third party costs incurred in producing or providing content requested by g8wave, including without limitation other still photos, video images, interviews, etc., shall be solely the responsibility of g8wave, with such costs to be accounted for under Paragraph 5 of Schedule B. The Artist will use reasonable efforts during the Term to assist g8wave in adding musical material to the Content, but the parties agree that, subject to such reasonable efforts, the failure to add musical material to the Content shall not constitute a breach of the Agreement by the Artist.

At g8wave's request and sole expense, the Artist will use reasonable efforts to market the Services, which may include prominent links and promotions on the Artist's website, inclusion in the artwork for the Artist's records, merchandise, and promotional events; provided, however, that the Artist's failure to market the Services shall not be deemed a breach of this Agreement.

Example of promoting and providing the Services via Metallica Outlets: An inquiry is made by a fan to join the Artist's mobile fan club via a marketing message featured on a CD cover. An example of the language of the marketing message on the CD would include a short code along with the promotional text, e.g. "Text 'Metallica' to 22222 now to join Metallica Mobile". When the fan responds to the message and enters this code the fan will have then joined the mobile fan club. Thereafter, g8wave shall, at the request of the Artist (and subject to the fan's request and approval), send text messages directly to the fan's mobile phone with Content or with offers concerning Content.

Approvals

The Artist shall have final approval over all Content and any materials concerning the advertising, marketing or promotion of the Services. The Artist will respond to requests for approval in a timely and constructive manner.

Non-g8wave Specific Text Messaging

The Artist shall have the right to use PSMS and PRS through g8wave for purposes other than those related to g8wave or to the Services such as non-premium text offerings for the purposes of third party marketing at a standard charge of $.07 per text message (these carrier charges fluctuate from time to time and place to place, so the cost to the Artist will be determined on a campaign-by-campaign basis) for non-premium-billed "bulk" MO or MT messages associated with the Artist's designated short code or extension. MO (Mobile Originated) messages are defined as those sent by a wireless subscriber and received by g8wave on behalf of the Artist. MT (Mobile Terminated) messages are defined as those sent by the Artist using g8wave's facility and received by a wireless subscriber. This standard charge will, at the Artist's election, be billed to the Artist or deducted from Royalties payable to the Artist and described in Schedule B. The Artist will not be charged for messages sent by g8wave to support g8wave's premium applications except in accordance with Schedule B.

Delivery Schedule

No later than thirty (30) days following the complete execution of this Agreement (and the payment of the initial $100,000), g8wave and the Artist will devise a mutually agreed-upon schedule (the "Schedule") for the delivery of Content and launch and promotion of the Services, including the frequency and content of promotional messages and similar materials or programs. g8wave will deliver working products and applications according to the Schedule. In the event that either Party fails to meet its obligation under the Schedule, the other Party shall inform the failing Party, who shall have fourteen (14) days to cure.

Piracy

g8wave shall use its best efforts to prevent and prosecute piracy of any Artist-related material, the Content or other Intellectual Property Rights of the Artist, including but not limited to providing telecommunications logs, payment records and the like to appropriate civil or criminal authorities.

Marketing

g8wave shall implement the marketing program described in Schedule A-1 for promotion of the Services to the extent such program does not require actions by third parties not affiliated with or controlled by g8wave. The Artist shall have reasonable approval rights over the marketing of the Services, including any expenditures in connection therewith, except those for which g8wave is solely responsible and not entitled to reimbursement or recovery from the Artist or out of annual net revenues, such approval not to be unreasonably withheld or delayed.

Schedule B
Payment Structure

1. g8wave shall pay to the Artist a Royalty equal to eighty percent (80%) of annual net revenues (as defined below) received by g8wave (or any party on g8wave's behalf) during the Initial Term or any extended term of the Agreement from g8wave's offerings of any type contemplated by this Agreement on Metallica Outlets.

2. g8wave shall pay to the Artist a Royalty equal to sixty percent (60%) of annual net revenues (as defined below) received by g8wave (or any party on g8wave's behalf) during the Initial Term or any extended term of the Agreement from g8wave's offerings of any type contemplated by this Agreement on the Phoenix Outlets.

3. g8wave shall pay to the Artist a Royalty equal to fifty percent (50%) of annual net revenues (as defined below) received by g8wave (or any party on g8wave's behalf) during the Initial Term or any extended term of the Agreement from g8wave's offerings of any type contemplated by this Agreement on any outlet or outlets that are not *Metallica Outlets or Phoenix Outlets.* To the extent that g8wave is able to facilitate promotion of the Services in various media owned by third parties, compensation of any such third party outlets shall be the responsibility of g8wave. In the event that g8wave is required to incur additional expenses as part of a third party marketing arrangement (such as the purchase of advertising), Metallica will have the right to pre-approve said expenses.

4. g8wave shall pay to the Artist a Royalty equal to five percent (5%) of annual gross revenues (i.e., total revenues without offset) received by g8wave (or any party on g8wave's behalf) during the Initial Term or any extended term of the Agreement from all other music-related g8wave projects, less all documented out-of-pocket third-party cash expenses of not more than $1,000 for any single expenditure (and in kind expenses in any amount and cash expenses in excess of $1,000 for any single expenditure approved by the Artist) incurred by g8wave in connection with such projects.

5. For purposes of this Schedule B, annual net revenues are defined as all gross revenues received by g8wave attributable to the Services, less documented out-of-pocket third-party cash expenses of not more than $1,000 for any single expenditure (and in kind expenses in any amount and cash expenses in excess of $1,000 for any single expenditure approved by the Artist) incurred by g8wave relating to the Services (but in no event more than 50% of any expenses incurred by g8wave in connection with marketing the Services, including expenses incurred pursuant to the third paragraph of Schedule A); and less documented local taxes (e.g., VAT in the UK); telecommunications transport (not to exceed $.05 per minute or $.17 per minute in the case of 900 numbers); billing and collection expenses (not to exceed 7% of gross sale); and customary call processing fees (not to exceed $.03 per minute); and customary SMS messaging fees (not to exceed $.07 per message); and, if musical material is added to the Content during the Term, Mechanical-Performance Copyright Protection, Performing Rights Society and related customary music publishing fees; and polyphonic ringtone production.

6. g8wave agrees to pay a guaranteed payment to the Artist of five-hundred thousand dollars ($500,000) based on the following schedule.

Payment Schedule:	$100,000 to be paid upon signing the Agreement
	$150,000 to be paid twelve (12) months after signing the Agreement
	$125,000 to be paid twenty-four (24) months after signing the Agreement
	$125,000 to be paid thirty-six (36) months after signing the Agreement or, if earlier, upon expiration of the Term

provided in each case that the Agreement is still in effect as of the date of such payment is otherwise scheduled. All such guaranteed payments shall be deducted from and/or credited against Royalties payable to the Artist pursuant to Sections 1 through 4 of this Schedule B ("Royalties"). Notwithstanding

the foregoing, if this Agreement is terminated by the Artist prior to thirty-six (36) months after signing pursuant to Section 2.2 upon a breach by g8wave of any material terms and conditions of the Agreement or pursuant to Section 2.3, the Artist shall be entitled to receive and TP shall pay to the Artist all of the foregoing guaranteed payments as though the Agreement had remained in effect for the full thirty-six (36) months after signing.

7. With respect to all guaranteed payments and Royalties, g8wave shall pay and distribute the same as follows: 80% to Metallica c/o We're Only in it For the Money, Inc., a California corporation located at Provident Financial Management, Attention: Joni Soekotjo, 2020 Union Street, San Francisco, CA 94123, and 20% to Segnana, Inc. a California corporation located c/o Rogers Accountancy, 10100 Santa Monica Blvd. #1060, Los Angeles, CA 90067.

8. Notwithstanding anything to the contrary contained in Section 2.1 of the Agreement, if after twenty-four (24) months following signing the Agreement, the Artist's next album has not been released, g8wave may elect to terminate the Agreement upon written notice to the Artist and payment of One Hundred Thousand Dollars ($100,000) to the Artist with no further obligation to the Artist to make any payments to the Artist hereunder, including without limitation any payments due thereafter under the preceding Section 6 of this Schedule B, other than payments due but not yet paid to the Artist in accordance with Section 4.1, any payments due in connection with the SAR or any payments regarding the provision of any Services prior to such termination. If g8wave elects not to terminate and the album is released in the United States in the third year of the Term, and there is a tour commenced in connection with such album during the third year of the Term, the Term will be extended automatically until the end of the sixth month of the promotional tour associated with the album, or six (6) months following the expiration of the Term, whichever is earlier.

9. In the event that g8wave enters into an agreement with any other musical artist during the term of the Agreement to provide substantially similar services under more favorable terms and conditions to such musical artist than those provided to the Artist herein, g8wave will immediately modify this Agreement retroactively to the Commencement Date to provide all such more favorable terms and conditions to the Artist and shall remit to the Artist any difference in Royalties, guaranteed payments or SAR benefits set forth herein within thirty (30) days.

Schedule C
Share Appreciation Right

1. The SAR is a contractual right entitling the Artist to receive in cash upon exercise following the occurrence of a Realization Event (as hereinafter defined) an amount equal to four percent (4%) of the excess, if any, of (a) the Fair Market Value (as hereinafter defined) of g8wave on the date of the Realization Event over (b) $1,000,000.

2. For purposes of this Schedule C:

(a) "Realization Event" means

(i) a sale of shares or other equity interests in g8wave, or securities convertible into shares or other equity interests or representing options or other rights to acquire shares or other equity interests in g8wave (other than compensatory options granted to employees of g8wave in connection with the performance of services for g8wave) ("Shares") representing more than five percent (5%) of the total outstanding shares of g8wave;

(ii) the issuance of Shares (other than issuances to employees for services rendered) by g8wave representing more than five percent (5%) of the then outstanding Shares in g8wave;

(iii) a sale of all or substantially all of the assets of g8wave;

(iv) a firm commitment underwritten public offering pursuant to the provisions of the Securities Act of 1933, as amended, of Shares in g8wave; or

(v) the fifth anniversary of the Commencement Date.

(b) "Fair Market Value" means

(i) in the case of any sale of Shares contemplated by Paragraph 2(a)(i) above, the consideration received by the selling shareholders of g8wave divided by the percentage of g8wave's Shares sold in the transaction (the intent being to reflect the full Fair Market Value of all Shares of g8wave as of such date);

(ii) in the case of an issuance of Shares by g8wave contemplated by Paragraph 2(a)(ii) above or a public offering of Shares in g8wave contemplated by Paragraph 2(a)(iv) above, the valuation of g8wave used for purposes of such issuance or offering; and

(iii) in any other case, the fair market value of g8wave as determined in good faith by an appraiser mutually agreeable to g8wave and the Artist.

3. Notwithstanding the provisions of the foregoing Paragraph 1 hereof, in the event that a Realization Event described in Paragraph 2(a)(i), (ii) or (iv) occurs, but relates to less than one-third (1/3) of g8wave's outstanding Shares (determined immediately before such Realization Event), the Artist may exercise with respect to such Realization Event only that percentage of the SAR equal to three (3) times the percentage of the Shares of g8wave sold or issued in connection with such Realization Event. By way of illustration only, if a Realization Event occurs relating to ten percent (10%) of the Shares of g8wave, the Artist may exercise thirty percent (30%) of the SAR with respect to such Realization Event. Subject to the same limitation with respect to any Realization Event (but taking into account for purposes of the limitation any prior

Realization Event with respect to which the SAR was not exercised or was not exercisable, i.e., applying the percentage limitation on a cumulative basis), the balance of the SAR may be exercised upon the occurrence of any subsequent Realization Event, in accordance with its terms, until the entire SAR has been exercised. By way of illustration only, if g8wave issues Shares representing ten percent (10%) of g8wave, but the Artist does not exercise the SAR with respect to such Realization Event, and g8wave thereafter sells Shares representing fifteen percent (15%) of g8wave, the Artist may exercise seventy-five percent (75%) of the SAR (three times the sum of ten percent (10%) plus fifteen percent (15%)) with respect to the second Realization Event.

4. The Artist, at its election, may exercise the SAR, in accordance with the foregoing limitations, with respect to a Realization Event by providing written notice of exercise to g8wave at any time within twenty (20) days following (a) the Artist's receipt of written notice from g8wave of the occurrence of a Realization Event described in Paragraph 2(a)(i)-(iv) or (b) the occurrence of the Realization Event described in Paragraph 2(a)(v). Upon full or partial exercise of the SAR, the SAR (or, in the case of a partial exercise, such exercised portion) shall terminate.

5. In the event that (a) no Realization Event described in Paragraph 2(a)(i)-(iv) has occurred by May 15, 2013 (the "Settlement Date"), or (b) the Artist has not exercised the SAR in full by the Settlement Date, then the SAR shall terminate on the Settlement Date and g8wave shall pay to the Artist within thirty (30) days following the Settlement Date, in cash, an amount equal to four percent (4%) of the excess, if any, of the Fair Market Value of g8wave on the Settlement Date over $1,000,000.

6. The SAR may not be sold, assigned, transferred, pledged, hypothecated, margined or otherwise encumbered by the Artist except as g8wave may otherwise agree in writing.

7. Notwithstanding anything to the contrary contained herein, the SAR shall terminate and g8wave shall have no further obligation with respect thereto, if the Artist terminates this Agreement during the Term of the Agreement for any reason other than a material default by g8wave.

8. Nothing contained herein shall be deemed a grant to the Artist of any rights as a shareholder of owner of Shares of g8wave, and the Artist's sole entitlement shall be to receive the cash amounts specified herein.

Schedule A-1

Initial Marketing – Metallica Mobile

The g8wave-controlled initial marketing program for Metallica Mobile includes:

1. Cell phone deck distribution – verbal commitment from Orange, more carriers to follow
2. International 'Active Rock Lifestyle' mobile content website
3. Utilizing g8wave-specific technologies for direct-to-consumer marketing
4. Production of original creative (advertising/promotional materials) for the Metallica Mobile product for the term of the deal
5. $100,000+ annual regional advertising, marketing and event-sponsorship commitment from g8wave

In addition to the list above, there are international, multi-level marketing programs that g8wave is pursuing to market the Metallica Mobile products and services. These marketing programs involve gaining third party commitments and partner distribution relationships and, like the list above, will be presented to Metallica at such time as commitments from third parties have been secured.